Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made as of December 17, 2021, by and between Don Ryan (“Executive”) and GAN Nevada, Inc., including its Affiliates (collectively, the “Company”) and Executive and Company shall be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, the Parties previously executed one or more offer letters, employment agreements, letters, and if applicable, amendments thereto (collectively, the “Prior Agreement”);

WHEREAS, the Company desires to employ Executive on the terms set forth herein;

WHEREAS, Executive desires to be employed by the Company on such terms and conditions;

WHEREAS, for purposes of Executive’s employment with the Company, Executive agrees Executive is an executive and officer of the Company;

WHEREAS, the Company may provide Executive with the Company’s Confidential Information and may also provide the opportunity to develop relationships with the Company’s business contacts;

WHEREAS, Executive agrees that if Executive receives the foregoing, it may give Executive an unfair competitive advantage if Executive’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement; and

WHEREAS, the Parties intend for this Agreement to supersede and replace any agreement, offer letter, promise, representation, or understanding between the Parties regarding Executive’s employment with the Company, including, but not limited to, the Prior Agreement (for the avoidance of doubt, this Agreement does not supersede equity grants or equity award agreements).

NOW, THEREFORE, in consideration of the mutual promises made herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. At-Will Employment. Executive’s employment with the Company is, and has always been, at-will. To that end, Executive’s employment with the Company is not for a specified term. Executive has the right to resign from Executive’s employment with the Company at any time, with or without notice to the Company with or without cause. The Company also is free to terminate Executive’s employment with the Company at any time, with or without notice to Executive and with or without cause.

2. Position and Duties.

a. Duties. The Company’s hereby employs Executive as, the Company’s “President, Enterprise Solutions” (an exempt position). During Executive’s employment with Company (“Executive’s Employment”), Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). In such a position, Executive’s duties, authority and responsibilities shall include, but will not be limited to, those customary and commensurate with Executive’s position, as described in the job description attached here as Exhibit E. Additionally, Executive’s duties, authority, and responsibilities may be expanded by the CEO, provided that such modifications are consistent with Exhibit E and do not result in a diminution of Executive’s authority or responsibilities without his express written consent.

b. Devotion of Time. During Executive’s Employment, Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.

3. Place of Performance. The principal place of Executive’s employment shall be Maplewood, New Jersey USA (“Principal Place of Business”), provided that Executive may be required to travel on Company business during Executive’s employment with the Company. If the Company requests Executive to relocate more than 30 miles, and if Executive agrees to such request, then the Company will pay for Executive’s reasonable and necessary costs of relocation (e.g., moving expenses, real estate commissions, and fees incurred in selling a home, temporary lodging, and airfare).

4. Compensation and Equity Rights.

a. Base Salary. The Company shall pay Executive a salary equivalent to an annual salary of $400,000, which the Company shall pay to Executive in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. Executive’s salary set forth in this section and as in effect from time to time, is hereinafter referred to as “Base Salary.”

b. Target Bonus. Executive shall be eligible to earn an annual target bonus equal to 100% of Executive’s Base Salary for each calendar year (the “Target Bonus”), as determined by the Compensation Committee of the Board (the “Compensation Committee”), based 50% upon the Company’s performance, with such Company performance goals to be set annually in good faith by the Compensation Committee, and 50% upon Executive meeting certain specific performance objectives to be defined by the CEO in consultation with the Compensation Committee and Executive. Notwithstanding the forgoing, (1) Executive shall be deemed to have earned the Target Bonus so long as all of the following conditions have been satisfied: (i) Executive remains employed with the Company through the end of the year in which the applicable Target Bonus is based, (ii) Executive does not voluntarily terminate Executive’s Employment (other than for Good Reason) prior to the payment of the Target Bonus, and (iii) Executive is materially in compliance with this Agreement. The Company shall pay Executive the Target Bonus within 90 calendar days following the end of the Company’s applicable fiscal year. Notwithstanding the foregoing,

X. Executive’s 2021 Target Bonus may now be fulfilled as (i) 65% cash, and (ii) 35% restricted stock units (“RSUs”) (the award of which is based on Executive’s performance and Company performance, as further contemplated in this Employment Agreement), that are immediately vested; provided, however, Executive may elect, within 5 business days of receiving notice thereof, to receive, in lieu of the 65% cash in clause (X)(i), from 1 - 65% in RSUs, at a multiplier of 1.5% (only with respect to the elective RSUs in clause (X)(i), and not the RSUs received under clause (X)(ii)), that are immediately vested.

Y. Executive’s Target Bonus for 2022 and beyond may be fulfilled as (i) 50% cash and (ii) 50% RSUs (the award of which is based on Executive’s performance and Company performance, as further contemplated in this Employment Agreement), that are immediately vested.

c. Equity. On or about May 4, 2020, the Company established the 2020 Equity Incentive Plan (the “Plan”), which is attached hereto as Exhibit A and incorporated by reference. Executive shall be eligible to receive, but not guaranteed, equity awards under the Plan (“Equity Awards”) pursuant to form agreements that describe, among other things, the vesting schedule, strike price (if applicable), expiration date, and other terms, all of which are incorporated herein by reference (each an “Award Agreement”). For each calendar year commencing in the year following the year in which the Effective Date occurs, but not later than March 31 of each such year, Employee will be eligible, but not guaranteed, to receive an annual grant of RSUs or other form of equity grant under an Award Agreement in an amount established by the Chief Executive Officer, in consultation with the Company’s Compensation Committee. Executive’s Equity Award in Q1 2022 will be based on a percentage (150%) of Executive’s Base Salary, issued as RSUs vesting annually over 4 years. The LTI grant will be refreshed each year at the discretion of the Company, subject to approval by its Board of Directors. The initial LTI RSU grants are not envisioned to have a performance-based vesting component, however the Company reserves the right to introduce this in the future.

d. Expenses. Executive shall be entitled to reimbursement for reasonable and necessary out-of-pocket business, entertainment, and travel expenses (collectively, “Business Expenses”) incurred by Executive in connection with the performance of Executive’s duties hereunder, provided that, Executive complies with the Company’s expense reimbursement policies and procedures then in effect.

e. Benefits. Executive shall be entitled to participate in all executive benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Executive Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Executive Benefit Plans. The Company reserves the right to amend or cancel any Executive Benefit Plans at any time in its sole discretion, subject to the terms of such Executive Benefit Plan and applicable law. If the Board determines that the Company should purchase a “key-man” insurance policy on the life of Executive, then Executive agrees to submit to any requested physical examination in connection with the Company or any affiliate’s purchase of such a key-man insurance policy, and Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of any such key-man insurance policy by the Company or any of its affiliates. The terms of this Agreement and the benefits provided are specific to Executive and, as such, any benefits and compensation that may or may not be provided to other Company executives are not relevant to this Agreement.

f. Vacation. During Executive’s Employment, Executive shall be entitled to twenty-five (25) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Executive shall receive other leaves in accordance with applicable law and the Company’s policies for executive officers, as such policies may exist from time to time.

g. Taxes and Withholdings. All amounts payable to Executive under this section shall be subject to all required federal, state, and local withholdings, payroll deductions, and taxes and requirements under applicable laws.

5. Definitions. For purpose of this Agreement,

a. “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

b. “Cause” means any of the following conduct by Executive:

i. the failure to successfully pass the Company’s background screening, which may include, but is not limited to, criminal and financial background investigations, and verification of prior employment, education, degrees, certifications, training, and other credentials;

ii. the conviction or admission, including a plea of nolo contendre, of a felony, or the conviction or admission of any other act or omission involving material dishonesty or fraud with respect to the Company or any of its Subsidiaries or Affiliates;

iii. the failure to perform material duties of the position held by Executive, or any other material breach of this Agreement by Executive, which breach remains uncured for a period of ten (10) days after the Company’s written notice to Executive describing such breach;

iv. a material act of dishonesty, fraud, misappropriation, embezzlement, breach of trust, or intentional misconduct with respect to the Company or any of its Subsidiaries or Affiliates;

v. the illegal use or possession of drugs in or on the Company’s workplace or premises;

vi. the excessive use of alcohol in or on the Company’s workplace or premises;

vii. intentional and willful misconduct that may subject the Company to criminal or civil liability;

viii. breach of Executive’s fiduciary duty or duty of loyalty owed to the Company or any of its Subsidiaries or Affiliates;

ix. material or repeated failure to comply with the Company’s policies and procedures;

x. failure to cooperate in any investigation by the Company or with any investigation, inquiry, hearings, or similar proceedings by any governmental authority having jurisdiction over the Company or its Subsidiaries or Affiliates;

xi. being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations;

xii. willful or material misrepresentation to the Company or to Board relating to the business, assets or operations of the Company, or

xiii. breach of any of the material terms of this Agreement.

c. “Change-in-Control” shall mean and include any of the following occurrences:

i. Any Person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock of the Company with respect to which fifty percent (50%) or more of the total number of votes for the election of the Board may be cast;

ii. As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

iii. The consummation of a sale or other disposition of all or substantially all the assets of the Company; or

iv. A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

A transaction shall not constitute a Change-in-Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

d. “Claim” or “Claims” means any allegation, dispute, claim, causes of action, complaint, grievance, charge, action, petition, or demand.

e. “Disability” means the disability of Executive caused by any physical or mental injury, illness, or incapacity, as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 90 days or for 120 days (whether or not continuous) in any 240-day period, as determined by an independent, legally qualified medical doctor selected by the Company’s health or disability insurer.

f. “Good Reason” means, without Executive’s written consent: (i) any material diminution in Executive’s authorities, duties, titles, or responsibilities with the Company or successor company; (ii) any material reduction of Executive’s benefits, unless such reduction is in connection with a general reduction of benefits across the Company or successor company; (iii) any reduction in Executive’s compensation, including but not limited to a reduction in Executive’s potential Target Bonus, unless such reduction is in connection with a general reduction of compensation across the Company or successor company; (iv) any change in Executive’s direct reporting line to the CEO of the parent company or successor parent company; (v) relocation of Executive’s Principal Place of Business outside of a 30 mile radius without the express written consent of Executive, (vi) any failure to pay timely and completely any Base Salary or Target Bonus owed to Executive for work performed for the benefit and on behalf of the Company, or (vii) a material breach by the Company of this Agreement or any other agreement between the Company and Executive.

g. “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity, or any department, agency or political subdivision thereof.

h. “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

i. “Termination Date” means:

i. if Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

ii. if Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

iii. if the Company terminates Executive’s employment hereunder for Cause, the date the written notice of termination is delivered to Executive;

iv. if the Company terminates Executive’s employment hereunder without Cause, the date specified in the written notice of termination delivered to Executive; and

v. if Executive terminates his employment hereunder with or without Good Reason, the date specified in Executive’s written notice of termination delivered to the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

6. Indemnification. The Parties have executed an Indemnification Agreement, attached hereto Exhibit B and incorporated by reference. The Company shall indemnify, defend, and hold harmless Executive from and against Claims, losses, damages, liabilities, actions, judgments, court costs, and legal and other expenses pursuant to the terms of the Indemnification Agreement.

7. Termination of Employment and Severance. Upon termination of Executive’s employment with the Company, for any reason, Executive shall receive (i) all earned, but unpaid, Base Salary as of the Termination Date; (ii) all earned, but unpaid, Target Bonuses as of the Termination Date; (iii) all earned and vested Equity Awards as of the Termination Date; (iv) accrued and earned, but unused, vacation days as of the Termination Date; and (v) payment of any outstanding reimbursable business expenses submitted to the Company in accordance with the Company’s policies and procedures (collectively, “Accrued Payments”; individually, an “Accrued Payment”). The Company shall pay Executive the Accrued Payments pursuant to the timing requirements set forth in applicable law.

a. Termination for Cause. The Company may, at any time and without notice, terminate Executive’s employment with the Company for Cause. In the event the Company terminates Executive’s employment for Cause, the Company shall provide only Accrued Payments to Executive; the Company shall not provide Executive any unearned Target Bonus or unvested Equity Awards.

b. Voluntary Termination (Other Than for Good Reason). Executive may, at any time and without notice, voluntarily terminate Executive’s employment with the Company without Good Reason. In the event Executive terminates Executive’s employment with the Company on any basis other than for Good Reason, the Company shall provide only Accrued Payments to Executive; the Company shall not provide Executive any unearned Target Bonus or unvested Equity Awards.

c. Termination for Good Reason. Executive may voluntarily terminate Executive’s employment with the Company with Good Reason. If Executive provides written notice to the CEO within 180 days after the event or condition constituting Good Reason arises, and the Company fails to remedy the event or condition (if capable of curing) within thirty (30) days after the written notice provided to the CEO, the Company shall provide to Executive: (i) Accrued Payments; (ii) a cash severance payment in an amount equal to one (1) times the sum of Executive’s then-current Base Salary and Target Bonus, payable in a lump sum within ten (10) calendar days of the Termination Date, (iii) a pro rata bonus payment in an amount equal to the Target Bonus for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365, with such amount payable in a lump sum on the date in which the Company pays bonuses to other employees for the applicable year (the “Pro Rata Bonus”); (iv) notwithstanding anything to the contrary in this Agreement, Award Agreement, or elsewhere, Executive’s unvested Equity Awards will accelerate and become vested, non-forfeitable, and exercisable on a pro rata basis as of the Termination Date, regardless of any limitation with respect to time, performance, vesting, or other restrictions, based on the portion of the vesting period of the applicable Equity Award during which Executive was an active employee of the Company (the “Pro Rata Acceleration”); and (v) on a monthly basis, for a period of twelve (12) months, the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

d. Termination Without Cause; Termination Due to Death or Disability. The Company may, at any time and without notice, terminate Executive’s employment with the Company without Cause. In the event the Company terminates Executive’s employment without Cause, the Company shall provide to Executive: (i) Accrued Payments; (ii) a cash severance payment in an amount equal to one (1) times the sum of Executive’s then-current Base Salary and Target Bonus, payable in a lump sum within ten (10) calendar days of the Termination Date, (iii) the Pro Rata Bonus; (iv) the Pro Rata Acceleration; and (v) on a monthly basis, for a period of twelve (12) months, the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of COBRA; provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

e. Conditions of Payments. Excluding Accrued Payments, all payments set forth in this section that are not otherwise required by law shall be payable so long as:

i. Executive complies with this Agreement, including, but not limited to, Section 9 through Section 14; and

ii. Within sixty (60) days of the Termination Date, Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all of Executive’s Claims against the Company, the Company’s Affiliates, and the Company’s Subsidiaries substantially in the form attached hereto as Exhibit C; provided that if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. The Company is not obligated to make any payments to Executive other than Accrued Payments in the event of Executive’s failure to execute and return such release without revocation; provided that, the Company must first notify Executive or Executive’s estate of the failure to deliver such general release and provide to Executive or Executive’s estate ten (10) business days to cure such failure.

f. [Intentionally Omitted].

g. Tax Treatment and Internal Revenue Service Code 409A.

i. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this section shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

ii. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”).

iii. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this section, shall be paid to Executive during the six 6-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service, such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

iv. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit

h. Internal Revenue Service Code 280G. In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

i. Final, Binding Determination. Unless Executive and the Company agree otherwise in writing, any determination required under this section shall be made in writing by an independent accountant, with expertise in executive compensation and tax, selected by the Company (the “Accountant”) whose determination shall be based on prevailing accounting principles and shall be conclusive and binding. Accountant’s determination shall be provided to the Company and Executive and include all analysis and information necessary for the parties to fully understand the basis of such determination. Upon Executive’s request, Company shall make Accountant available to Executive (and Executive’s personal advisors if Executive so chooses) from time to time to provide an opportunity to make reasonable inquiries about the methodology used in arriving at the determination or Executive’s tax liability. Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs and fees that the Accountant may incur in connection with this Section.

j. No Impact on At-Will Relationship. As set forth in Section 1, Executive’s employment with the Company is at-will. Accordingly, either Party may terminate Executive’s employment with or without Cause, and with or without notice. Nothing in this section shall alter, modify, impact, or change either Party’s right to terminate Executive’s employment with the Company, with or without cause, and with or without notice.

8. Change-in-Control Payments and Benefits. Not in limitation of the forgoing, upon a Change-in-Control, Executive shall be entitled to the additional payments and equity treatment set forth in this section incremental to any other compensation due to Executive under this Agreement.

a. Equity Acceleration. Notwithstanding anything to the contrary in this Agreement, Award Agreement, or otherwise, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, all of Executive’s Equity Awards shall accelerate and become fully vested, non-forfeitable, and exercisable, regardless of any limitation with respect to time, performance, vesting, or other restrictions.

b. Elevated Cash Severance and Benefits. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, then the Company shall (i) in lieu of any amounts payable under Section 7(c) or 7(d), provide to Executive a cash severance payment in an amount equal to one and one-half (1.5) times the sum of Executive’s then-current Base Salary and Target Bonus, payable in a lump sum within ten (10) calendar days of the Termination Date, (ii) the Pro Rata Bonus; and (iii) on a monthly basis, for a period of eighteen (18) months, pay the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of COBRA; provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

9. Non-Disclosure and Non-Use of Confidentiality, Proprietary, and Trade Secret Information.

a. Protection Against Disclosure. Executive acknowledges that, during Executive’s employment with the Company, Executive will gain knowledge of and access to certain Confidential Information (as defined below in Section 9(e)). Executive agrees to undertake a fiduciary obligation to protect against the disclosure and use of any Confidential Information. Both during and after Executive’s Employment, Executive shall not disclose, communicate, divulge, or allow another Person to use to their personal, competitive, or economic advantage any Confidential Information, except where Executive has received prior written consent from the CEO or as otherwise required by law or by judicial or administrative process or order, and in that case only after complying with Section 9(b) below.

b. Notifying the Company. If a Person not a Party to this Agreement requests or demands that Executive disclose Confidential Information or produce documents containing Confidential Information, Executive will, to the extent permitted by law, immediately notify the CEO and will provide the Company a reasonable opportunity to respond to such request or demand before Executive responds to the request or demand.

c. Defend Trade Secrets Act Notice. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d. Disclosure to Government Agencies. Executive understands and acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission, including state or tribal gaming regulators (individually, “Government Agency”; collectively, “Government Agencies”). Executive further understands and acknowledges that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or to otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

e. Definition of Confidential Information. As used herein, “Confidential Information” means any Company confidential, proprietary, or trade secrets information, including, but not limited to, technical data, know-how, research, product plans and developments, prototypes, products, services, client lists, prospective clients list, client or potential client contact information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, client research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, financial information, business information, operation information, plans, personnel information, as well as reports and other business information that Executive learns of, obtains, or that is disclosed to Executive during Executive’s Employment.

f. The restrictions provided for in this section shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in Executive’s trade or profession that is not specific to the particular business matters of the Company (such as its technology or customers), nor shall it be construed to be a form of covenant not to compete (such a construction would be contrary to the intent of the parties). Notwithstanding the foregoing, the unauthorized disclosure of a particular item of Confidential Information to a competitor will qualify as prohibited misappropriation of the Confidential Information. Executive acknowledges and agrees that the Confidential Information is the property of Company and a special and unique asset of the Company. The Confidential Information derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its use or disclosure, and thus shall be protected.

g. Return of Company Property. Upon any termination of this Agreement, termination of Executive’s employment, or any request by the Company, Executive shall immediately return all Company property, documents, files, records, stored data, emails, pictures, videos, laptops, computers, phones, equipment, and Confidential Information to Company.

10. Inventions and Assignments.

a. Assignment to the Company. Any and all products, writings, inventions, improvements, processes, formulas, procedures, and techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person, at any time when Executive is an employee of the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such products, writings, inventions, improvements, processes, procedures, formula, and techniques and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall write and prepare all specifications, formulas, and procedures regarding such products, inventions, improvements, processes, procedures, and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent letters therefore and can secure such copyright or patent letters wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the records title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, formulas, processes, procedures and techniques.

b. California Labor Code Section 2872 Notice. Notwithstanding the foregoing rights and obligations, and pursuant to California Labor Code section 2872, a Company invention shall not include inventions which qualifies fully under the provisions of California Labor Code section 2870 (a copy of which is attached as Exhibit D), including any idea or invention which is developed entirely on Executive’s own time without using Company’s equipment, supplies, facilities, or trade secrets, and which is not related to the Company’s business (either actual or demonstrably anticipated), and which does not result from work performed for the Company.

11. Additional Restrictive Covenants. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places him or her in a position of trust and confidence with the Company. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity. Executive acknowledges that the Company has expended, and will continue to expend, substantial time, money and effort in developing its Confidential Information; Executive may in the course of Executive’s employment be personally entrusted with and exposed to the Company’s Confidential Information and may have access to the Company’s customers; and the Company would suffer great loss and irreparable harm if Executive were to enter into competition with the Company. Therefore, accordingly, Executive acknowledges and agrees to the restrictive covenants set forth in this section.

a. Non-Competition. Executive agrees that during Executive’s employment with the Company, and for one (1) year following the Termination Date (the “Covenant Period”), Executive will not directly or through others, whether as an owner, director, officer, manager, consultant or employee: (i) provide services for the benefit of any Restricted Business (as defined below) within the Territory (as defined below) that are the same or similar in function or purpose to those Executive provided to the Company during the last year of Executive’s employment with the Company or such shorter period of time as Executive was employed by the Company (“Look Back Period”); or, (ii) take on any other responsibilities for a Restricted Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers (as defined below) to the benefit of a Competing Business or detriment of the Company. For purposes of this Agreement, “Restricted Business” means those entities or persons primarily engaged in the business of developing, marketing, selling, licensing, and supplying online gaming technology to gaming businesses (business to business) in which the Company engages or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which the Company does business as of the Termination Date. Because Executive is employed by the Company in a senior management position, Executive is presumed to have participated in the Company’s business and/or had Confidential Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein), and therefore “Territory” means the United States. For the avoidance of doubt, gaming companies that do not conduct business primarily online, and provide products primarily to other businesses, shall not be considered a Restricted Business. Executive agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this section are reasonable, do not impose a greater restraint that necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Executive.

b. Non-Compete Consideration; Waiver. In exchange for Executive’s non-compete restriction during the Covenant Period, the Company shall continue to pay Executive’s Base Salary during the Covenant Period (“Garden Leave Compensation”). The Garden Leave Compensation is specifically intended to compensate Executive for the non-compete restriction, and for the avoidance of doubt, the Garden Leave Compensation shall be cumulative in nature and shall not be reduced or offset by any other payments owed to Executive under this Agreement. Notwithstanding the forgoing, the Company may, upon sixty (60) days prior written notice, in its sole discretion and at any time, elect to waive, in writing, the non-compete restrictions imposed on Executive for all or any portion of the Covenant Period. The Company shall not pay Garden Leave Compensation to Executive for any portion of the Covenant Period where it waived the non-compete restriction, nor shall the Company pay Garden Leave Compensation after Executive begins employment with another company, entity or Person, provided that, employment with a non-profit organization, in public service, or the education sector shall not disqualify Executive from collecting Garden Leave Compensation. Executive shall promptly notify the Company of any employment that may disqualify Executive from receiving Garden Leave Compensation. Any waiver of the non-compete restriction shall be permanent, and the Company cannot later seek to enforce the non-compete restriction on Executive after any waived period.

c. Non-Solicitation. Executive agrees that during Executive’s employment with the Company, and for the Covenant Period, Executive will not (i) solicit any employee of the Company that Executive gained knowledge of through Executive’s employment with the Company (a “Covered Employee”) to leave the employment of the Company; or, (ii) assist with hiring or attempting to hire any Covered Employee on behalf of a Restricted Business; or, (ii) solicit, or attempt to solicit a Covered Customer (defined below) for the purpose of doing any business that would compete with the Company’s business; or, (iv) knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Covered Customer (as defined below) to stop or reduce doing business with the Company, or that would involve diverting business opportunities away from the Company. “Covered Customer” means a customer or potential customer that Executive had material business-related contact or dealings with or access to Confidential Information about during the Look Back Period.

d. If California law is deemed to govern this Section 11, then Paragraphs 11(a), 11(b)(i), and 11(b)(ii) shall not apply. Paragraphs 11(b)(iii) and 11(b)(iv) only shall apply to the extent the solicitation involves the misappropriation of the Company’s trade secret information, such as its protected customer information, as defined by applicable law.

e. If Nevada law is deemed to govern this Section 11, then Paragraphs 11(b)(iii) and 11(b)(iv) shall not apply to former customers or clients of the Company, if (i) Executive did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and seek services from Executive; and (iii) Executive is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained.

12. Cooperation with the Company. The Parties agree that certain matters in which Executive will be involved during Executive’s Employment may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, Executive shall cooperate with the Company regarding any Claim relating to any lawsuit, action, investigation, or audit that (a) is brought by or against the Company and (b) is directly or indirectly related to Executive’s employment with the Company. Company shall reimburse Executive within 14 calendar days for any reasonable expenses or fees incurred by Executive during such cooperation so long as Executive provides receipts or other reasonable evidence of such expenses to the Company.

13. No Cooperation Against the Company. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any Claim by any third party or Person against the Company and its Affiliates, unless under a subpoena or other court order to do so, and except as otherwise provided in Section 9(c) and 9(d). Executive agrees both to immediately notify Company (pursuant to Section 17 below) upon receipt of any such subpoena or court order relating to the Company and its Affiliates, and to immediately furnish a copy of such subpoena or other court order.

14. Non-Disparagement.

a. Both during and after Executive’s employment with the Company, Executive shall refrain from any disparagement, defamation, libel, or slander of any of the Company and Affiliates. Executive further agrees to refrain from any tortious interference with the contracts and relationships of any of Company and Affiliates. This Section 14(a) does not prohibit Executive from disclosing illegal acts that occurred at, or is related to, the Company’s workplace.

b. Both during and after Executive’s employment with the Company, the Board, President and Executive Vice Presidents (collectively, the “Company Representatives”) shall refrain from any disparagement, defamation, libel, or slander of any of Executive. Nothing in this Section 14(b) shall prohibit the Company Representatives from discussing with third parties, including, but not limited to, reference requests from Executive’s future employers, regarding: (i) Executive’s date of employment; (ii) the status of Executive’s employment with the Company, if any at the time. Furthermore, nothing in this Section 14(b) shall prohibit the Company Representatives from engaging in internal discussions within the Company regarding Executive’s performance or the satisfaction or execution of Executive’s duties, responsibility, obligations, or authority.

15. Equitable Remedies. Executive acknowledges and agrees that the Company and Affiliates could be irreparably damaged in the event that any provision of this Agreement were breached and that money damages could be an inadequate remedy for any such nonperformance or breach. Executive agrees that, to the extent permissible under applicable law, the Company shall be entitled, in addition to all other rights and remedies existing in their favor, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) against Executive to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically in any court of the United States or any state having jurisdiction, without the necessity of posting a bond or other security or of proving actual damages.

16. Arbitration. The Parties agree that:

a. Scope. Except for Excluded Claims (as defined below in Section 16(g)), any and all Claims arising out of the terms of this Agreement, Executive’s employment with the Company, the separation of Executive’s Employment with the Company, or Executive’s relationship with the Company and Affiliates shall be subject to arbitration in Orange County, California before JAMS, pursuant to the then-existing version of the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”). The Parties can obtain a copy of the JAMS Rules (i) on the JAMS’ website (https://www.jamsadr.com/rules-employment); (ii) by calling JAMS directly at (800) 352-5267; or (iii) from the Company’s Human Resources Department. The JAMS Rules are incorporated herein by reference. Additionally, pursuant to this Section 16, the Parties agree to arbitrate any and all Claims for violation of any federal, state, local or municipal statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the federal Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; and the California Business and Professions Code.

b. Arbitrability. The arbitrator, not a court, will determine issues of arbitrability or waiver of arbitrability. The Parties waive any right to have a court determine issues of arbitrability.

c. Arbitrator’s Authority. The arbitrator may grant injunctions and other relief in Claims subject to arbitration pursuant to this Agreement. The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any Claim, without references to conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules are in irreconcilable conflict with California law, California law shall take precedence over the JAMS Rules.

d. Final and Binding Arbitration. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. The Parties agree that that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

e. Injunctive Relief. The parties hereby agree to waive their right to have any Claim between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this Section 16(e) will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their Claim relating to this Agreement and the agreements incorporated herein by reference.

f. Class Action Waiver. Except for Excluded Claims (as defined below in Section 16(g)), the Parties intend and agree that (i) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) each Party will not assert class action or representative action Claims against the other Party in arbitration or otherwise; and (iii) the Parties shall only submit their own, individual Claims in arbitration and will not seek to represent the interests of any other person. To the extent the Parties’ Claims involve both timely filed Excluded Claims and Claims subject to arbitration under this Agreement, the Parties agree to bifurcate Excluded Claims from Claims subject to arbitration, and stay the Excluded Claims for the duration of the arbitration proceedings.

g. Excluded Claims. “Excluded Claims” are causes of action or claims: (i) under Section 7 of the National Labor Relations Act, (ii) for representative actions under the California’s Private Attorneys’ General Act (“PAGA”), (ii) under the California Workers’ Compensation Act, (iv) for unemployment compensation benefits; (v) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, (vii) occurring after a Change in Control, and (viii) expressly prohibited from mandatory arbitration under applicable law. To the extent permitted by law, individual Claims under PAGA or Claims under California Labor Code section 558(a) are not Excluded Claims, and thereby are subject to arbitration pursuant to this Agreement.

h. Arbitration Costs and Fees. With respect to costs associated with the arbitration under this Section 16, Executive shall only pay the JAMS filing or administrative fee up to the equivalent amount of the initial filing Executive would have paid to commence an action in the California Superior Court, County of Orange. The Company will pay any other JAMS administrative fees, arbitrator’s fees, and any additional fees unique to arbitration.

i. Attorneys’ Fees for Motion to Compel Arbitration. A Party who is forced to file a motion or petition to compel arbitration of a dispute arising under this Agreement may recover attorneys’ fees incurred in making the successful motion or petition.

j. Operative Arbitration Agreement. Should any part of this Section 16 conflict with any other arbitration agreement between the Parties, whether written, oral, or implied, the Parties agree that this Section 16 in this Agreement shall govern.

17. Method of Providing Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered (a) personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below or (b) by email to the email addresses set forth below:

If to the Company: GAN Nevada, Inc., 400 Spectrum Center Dr. Suite 1900, Irvine, CA 92618; Attention: Chief Legal Counsel (legal@gan.com); with a copy to Human Resources (hr@gan.com).

If to Executive: Don Ryan, 50 Salter Place, Maplewood, NJ 07040 (donald.richard.ryan@gmail.com)

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of both of the Company and to bind Company and all who may claim through them to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

19. No Representations. Executive represents that Executive has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Fees and Costs. In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action (“Fees and Costs”). Specifically, unless otherwise prohibited by applicable law, an arbitrator, court, governmental agency, or other judicial tribunal shall (i) award Fees and Costs to the prevailing party of an arbitration under this Agreement and (ii) award Fees and Costs to the prevailing party in the event any legal action or arbitration is commenced of any kind or character to enforce the provisions of this Agreement or to obtain damages for a breach thereof.

22. Mutual Drafting. Each Party has participated, or had the right to participate, in the drafting, negotiation, and preparation of this Agreement. The Parties expressly waive any Claim, rule of law, contention, or argument that would require ambiguities in this Agreement to be interpreted or construed against the Party that drafted the Agreement.

23. Complete Integration; Entire Agreement. This Agreement (including Exhibits A, B, C, and D attached hereto) represents the entire agreement and understanding between Company and Executive concerning the subject matter of this Agreement and Executive’s employment with the Company. Except as subsequently modified pursuant to Section 24, this Agreement (including Exhibits A, B, C, and D attached hereto) supersedes and replaces all prior agreements, offer letters, promises, representations, and understandings concerning the subject matter of this Agreement and Executive’s employment with Company, including, but not limited to, the Prior Agreement. No extrinsic evidence whatsoever may be introduced in any judicial proceedings or arbitration involving the parties’ intent in this Agreement.

24. No Oral Modification. This Agreement shall only be amended in a writing signed by both Executive and the Company.

25. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without regard for choice-of-law provisions. For any claim or action not covered in or subject to Section 16, Executive consents to personal and exclusive jurisdiction and venue in the courts within the state of New Jersey.

26. Section Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The Parties also understand and agree that a facsimile, electronic signature, or digital signature shall be deemed an original signature for purposes of this Agreement.

28. Effective Date. This Agreement shall take effect upon the date in the preamble to the Agreement.

29. Voluntary Execution of Agreement. Executive understands and agrees that they have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Company or any third party. Executive acknowledges that:

a. Executive has read this entire Agreement;

b. Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

c. Executive understands the terms and consequences of this Agreement; and

d. Executive is fully aware of the legal and binding effect of this Agreement.

[End of Executive Employment Agreement – Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Executive Employment Agreement as of the date first above written.

DON RYAN, an individual

By:	/s/ DON RYAN
Print Name: Don Ryan

GAN NEVADA, INC.

By:	/s/ DERMOT SMURFIT
Print Name: Dermot Smurfit
Print Title: CEO

EXHIBIT A

[GAN 2020 Equity Incentive Plan]

EXHIBIT B

[GAN Indemnification Agreement]

EXHIBIT C

[Form Separation and Release Agreement]

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release”) is between GAN Limited and its Affiliates (“Company”) and [ ☐ ] (“Employee”). Employee and Employer shall be referred to herein, collectively, as the “Parties” or, individually, as a “Party.”

RECITALS

WHEREAS, the Parties previously executed an employment agreement, which may have been amended or modified from time to time (“Employment Agreement”);

WHEREAS, Employee’s employment with the Company has terminated or will terminate, and as a result of such termination the parties are entering into this Release;

NOW, THEREFORE, in consideration of the mutual promises made herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

COVENANTS

1.	Defined Terms. All capitalized terms used in this Release not otherwise defined herein shall have the respective meanings ascribed in the Employment Agreement.

2.	Payment of Salary and Receipt of All Benefits. Employee acknowledges that Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the date hereof (collectively, “Earned Wages and Payments”). Accordingly, the Parties recognize, agree, and represent that California Labor Code section 206.5 is inapplicable. California Labor Code section 206.5(a) provides:

An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made. A release required or executed in violation of the provisions of this section shall be null and void as between the employer and the employee. Violation of this section by the employer is a misdemeanor.

The payments from Company to Employee pursuant to the terms of this Agreement are not provided as a raise, bonus, or condition of employment; and are not provided as a condition for Employee to receive the Earned Wages and Payments, which the Company has already paid Employee, or any other amounts due under the Employment Agreement.

3.	Release of Claims.

a.	By Employee. Employee hereby releases and forever discharges all claims against the Company, and each of its subsidiaries and the officers, directors, employees, attorneys and agents of the Company (“Company Releasees”) of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which Employee has had, may have had, or now has, or may have, arising out of or in connection with Employee’s employment with the Company or the termination of such employment, provided, however, that nothing contained herein is intended to nor shall constitute a release of the Company from any obligations it may have to Employee under the Employment Agreement, or any deferred compensation plan or arrangement in which Executive participates or any right of indemnification under any indemnification agreement or under the Company organizational documents, Bye-laws or the like as in effect on the execution date, or coverage under the Company’s director and officer insurance policy, nor shall it prevent Employee from exercising their rights, if any, under the Employment Agreement or under any stock option, restricted stock unit, restricted stock or similar agreement in accordance with their terms (collectively, “Employee Released Claims”). In addition, Employee Released Claims include without limitation, any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Polygraph Protection Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Occupational Safety and Health Act; the Uniform Services Employment and Reemployment Rights Act; the Rehabilitation Act of 1973; the Genetic Information Non-Discrimination Act; the Immigration Control and Reform Act; the Health Insurance Portability and Accountability Act of 1996; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act. Employee agrees that they are not an “aggrieved employee” in any way for purposes of California’s Private Attorneys General Act (“PAGA”), California Labor Code §§ 2698 et seq., and therefore Employer is not liable for any penalties pursuant to PAGA for any conduct arising during Employee’s employment with the Company. Employee represents Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section. Should any claim be asserted in breach of the terms, covenants, and releases in this section, Employee agrees that this Release may be pled as a full and complete defense to such claim.

b.	By Company. The Company hereby releases and forever discharges all claims against Employee and Employee’s spouse, heirs, estate administrators and executors (collectively “Employee Releasees”) of whatever nature and kind, in law, equity or otherwise, known or unknown, choate or inchoate, asserted or unasserted, which the Company has had, may have had, or now has, or may have, arising out of or in connection with Employee’s employment with the Company or the termination of such employment; provided, however, that nothing contained herein is intended to nor shall constitute a release of Employee from any obligations they may have to the Company under the Employment Agreement in accordance with their terms (collectively “Company Released Claims”). Should any claim be asserted in breach of the terms, covenants, and releases in this section, the Company agrees that this Release may be pled as a full and complete defense to such claims.

4. Representations and Warranties.

a.	By Employee. Employee represents and warrants that Employee is authorized by law and has the legal capacity to enter into this Release, that Employee has been advised to consult with an attorney of Employee’s choosing before signing this Release, and that Employee is not relying on any representation or warranty by the Company which is not expressly set out in this Release or in the Employment Agreement. Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign this Agreement sooner if desired. Employee understands that Employee has seven (7) days after signing this Agreement (the “Revocation Period”) to revoke this Release by delivering notice of revocation to the Company before the end of this seven-day period; and Employee understands that this Release does not apply to rights and claims that may arise after the date on which Employee executes this Agreement. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

Being aware of said code section, Employee agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

b.	By Company. The Company represents and warrants that the Company is authorized by law and has the legal capacity to enter into this Release. The person who executed this Release on the Company’s behalf has been duly authorized to execute this Release and to bind the Company to its terms and conditions, and the Company is not relying on any representation or warranty by Employee, which is not expressly set out in this Release or in the Employment Agreement.

5.	Costs of Agreement. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Release.

6.	Arbitration. The Parties agree that the arbitration clause in the Employment Agreement shall govern any disputes under this Release.

7.	No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Release. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release.

8.	Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

9.	Entire Agreement. This Release represents the entire agreement and understanding between the Parties concerning the subject matter herein and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith.

10.	No Oral Modification. This Agreement shall only be amended in a writing signed by both Employee and the Company.

11.	Governing Law. This Agreement shall be governed by the laws that govern Employee’s Employment Agreement, without regard for choice-of-law provisions.

12.	Effective Date. Employee understands that this Release shall be null and void if Employee does not execute the Release within twenty-two days (22) days from the date this Release is provided to Employee. This Agreement will become effective on the eighth (8th) calendar day after a copy signed by Employee is tendered to the Company (the “Effective Date”), so long as Employee has not revoked the Release.

AGREED AND ACCEPTED:

Employee Name, an individual	GAN Limited, and Affiliates

Print Name:	Print Name/Title:

EXHIBIT D

[California Labor Code Section 2872 Notice]

WRITTEN NOTIFICATION TO EMPLOYEE

In accordance with California Labor Code section 2872, you are hereby notified that your Amended Employment Agreement does not require you to assign to GAN Nevada, Inc. or its Affiliates (the “Company”) any Company intellectual property for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.

Following is the text of California Labor Code section 2870:

a.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

b.	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT E

Job Description

President, Enterprise Solutions

Job Description

Location: USA Remote
Type: Full-Time Exempt Position
Reports to: CEO DIRECT REPORTS: UK MD, VP CLIENT SERVICES, CMO & VP, GAMING OPERATIONS

Team Overview:

Member of executive leadership team (“ELT”) and Executive Committee (“XCOM”) at CEO’s discretion. The ELT consist of department heads from around the world with the focus on successful implementation of the strategic decisions presented from the XCOM. XCOM consists of the CEO, CFO, CCO, CIO, President, B2B Enterprise Solutions, President, B2C Coolbet, CLO, CPO, and SVP, Gaming Operations. The team is focused on strategic decisions regarding the future of GAN.

Job Purpose:

As President, Enterprise Solutions, you are the owner of GAN’s global B2B business. This means you own the P&L, and all aspects that drive the bottom-line for the business. You have final approval on B2B clients, B2B deals, B2B product and overall B2B business solutions, and the staffing and scaling of teams worldwide.

We are looking for you to help us build an organization that is big, yet small, or said another way, an organisation that is highly scalable but still immensely entrepreneurial. This role will require both strategy, high-level understanding as well as a mastery of the details.

Description of Job Responsibilities:

•	Own the global B2B P&L. Be accountable for global B2B business results.

•	Own, define and implement a multi-year global B2B strategy, which spans sales, marketing, product, IT (including Infrastructure), production operations and client success. Each of these areas will require specific targets and KPIs, a scalable operational structure, and a staffing model (which will influence where talent is staffed / office locations).

•	Be the final decision-maker and approver for all inputs and outputs for the B2B business. This includes, but is not limited to, final approver for deals, product, technology and infrastructure, customer support models, and staffing structure.

•	Be a key contributor to and major stakeholder in any B2B-relevant M&A activity for the B2B business.

•	Partner with the President, B2C Coolbet, as needed, to coordinate any development efforts that may require usage of overlapping resources

•	Partner with the B2B Sales team on pre-deal activity (e.g. staffing feasibility and model, implementation timeline, success metrics, etc.) to shore up success in client execution and delivery.

•	Work with the CIO (and/or any new C-level technology executives appointed from time-to-time) to further develop and scale technology infrastructure and capabilities.

•	Develop and implement a global framework (organization, teams, processes, technology) that exceed client expectations and drive client loyalty, retention and client cross-sell and/or upsell.

Requirements:

The ideal candidate must be enthusiastic about their job. They must also have the following qualities:

•	20+ years of senior leadership experience with a proven track record of driving performance in individual functions and across the organization.

•	Experience in top-tier management in the gaming or gambling industry.

•	Experience in a public company listed in the United States.

•	More specifically, within your last 2 roles, you should have:

•

•	Been part of the executive team at a technology/software company experiencing rapid growth.

•	Scaled a company from low hundreds to high hundreds, even to low thousands of employees, successfully.

•	Created and led a high performance team.

•	Driven decisions that materially and quantifiably drove the business forward through deep understanding & analysis of financial & operating metrics.

•	Led business & strategy planning efforts including capital allocation (financial & human) and goal / target setting efforts (at the functional and org level) from plan development through to execution.

•	Built and optimized operations at the function and organization level.

•	Successfully driven, managed and led change management.

•

•	Top Characteristics Of The Right Candidate:

•	Has high standards, values hard work, and is immensely results-driven.

•	Has high clarity of thought (which manifests itself in their decision quality).

•	Is deeply analytical.

•	Is humble and can work well with others at all levels.

•	Is a systems thinker.

•	Can see the big picture, but sweats and has mastery of the details.

•	Is highly aware of GAN’s market, competition, and business models.

•	Is predisposed to moving fast, understanding speed is a weapon.

•	Is a great communicator who synthesizes info quickly and cogently and bring others along.

Travel Requirements:

This role will require significant travel for client support, including international travel, therefore a valid and current passport must be maintained.

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